                                                                   EXHIBIT 99


 PRESS RELEASE

FOR IMMEDIATE RELEASE:
- - - ----------------------

                              BUFFTON CORPORATION
                          ANNOUNCES COMPLETION OF SALE

FORT WORTH, TEXAS, January 23, 1995 -- Robert H. McLean, Chairman of the Board and President of Buffton Corporation (ASE-"BFX"), announced today the completion of the previously announced sale by its subsidiary Flo Control, Inc. of its operations in Burbank, California for $3,100,000 in cash and the assumption of $800,000 in liabilities. In connection with this sale, Flo Control, Inc. also disposed of its 95% ownership interest in the Florida Realty Joint Venture for $150,000 in cash and its secondary containment product line for a $500,000 note.

Mr. McLean stated, "As a result of the above sales, Buffton Corporation will incur an approximate $3.1 million loss (or $.59 per share) for its first quarter. Although the loss is significant, it will be available to offset future taxable income and the sale of Flo Control's operations and its ownership interest in the Florida Realty Joint Venture strengthen our balance sheet and improve our cash flow."

The cash proceeds from the sale will be used to reduce and refinance the Company's outstanding debt with Congress Financial Corporation. Subsequent to this payment the Company's only outstanding debt will be with its wholly owned subsidiary, Current Technology, Inc., which will have a $2 million revolving credit commitment with Congress Financial Corporation, approximately $1 million of which will be outstanding. The Company's cash position will be at approximately $3.5 million prior to collection of the $500,000 note. In addition, as a result of the sale of the interest in the Florida Realty Joint Venture, the Company will eliminate the $2.3 million debt of the Florida Realty Joint Venture presently consolidated in the Company's balance sheet.

Mr. McLean concluded, "Our remaining manufacturing subsidiary, Current Technology, Inc. and our Hospitality Division, continue to perform well."

Buffton Corporation is a diversified group of companies with its shares traded on the American Stock Exchange.

For More Information, Contact:
Robert Korman, Vice President & Chief Financial Officer
226 Bailey Avenue, Suite 101
Fort Worth, Texas  76107
817/332-4761


                                    ######